CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
3.750% InterNotes® Due December 15, 2032	$2,175,000	$252.74
TOTAL		$252.74

(1)	Excludes accrued interest, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Prudential Financial, Inc.’s Registration Statement on Form S-3 (Nos. 333-180020, 333-180020-01, 333-180020-02).

Prudential Financial, Inc. InterNotes®, due One Year or More from Date of Issue

Filed Under Rule 424(b)(2), Registration Statement(s) No. 333-180020, 333-180020-01, 333-180020-02

Pricing Supplement Number 5 Dated Monday, December 8, 2014 To: Prospectus Dated March 9, 2012 and Prospectus Supplement Dated March 9, 2012

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option*	Product Ranking
74432AZA1	$2,175,000	100%	2.800%	$2,114,100.00	Fixed	3.750%	Semi-Annual	12/15/2032	06/15/2015	$19.17	Yes	Senior Unsecured Notes

Subject to our redemption right, we will pay you interest on the notes on a Semi-Annual basis on Jun 15th and Dec 15th. The first such payment will be made on Jun 15, 2015. The interest rate per annum and stated maturity date are set out above.

Any notes sold by the selling agents to securities dealers, or by securities dealers to certain other brokers or dealers, may be sold at a discount from the initial selling price up to 1.5500% of the principal amount.

Redemption Information: Callable at 100.000% on 12/15/2018 and every coupon date thereafter.

This tranche of Prudential Financial, Inc. InterNotes (CUSIP 74432AZA1) will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring on 12/15/2018 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of this tranche of Prudential Financial, Inc. InterNotes plus accrued and unpaid interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Barclays, Citigroup, Credit Suisse, Deutsche Bank Securities, Fidelity Capital Markets, J.P. Morgan, Morgan Stanley, Siebert Capital Markets, Ramirez & Co., Inc., RBC Capital Markets, UBS Investment Bank, Wells Fargo Advisors, LLC

Prudential Financial, Inc.

Offering Dates: Monday, December 1, 2014 through Monday, December 8, 2014

Trade Date: Monday, December 8, 2014 @12:00 PM ET

Settlement Date: Thursday, December 11, 2014

Minimum Denomination/Increments:$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

* The survivor’s option feature of your note is subject to important limitations, restrictions and procedural requirements further described on pages S-49 of your prospectus supplement.

The Bank of New York will act as trustee for the Notes. Citibank, N.A., will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.

Prudential Financial, Inc. Prudential Financial Retail Medium Term Notes, including Prudential Financial Internotes® Prospectus Dated March 9, 2012 and Prospectus Supplement Dated March 9, 2012